UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Core Molding Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

April 9, 2015

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Core Molding Technologies, Inc. to be held at our corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228, on May 14, 2015, at 9:00 a.m., Eastern Daylight Savings Time. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting of Stockholders and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your proxy promptly in the enclosed envelope.

Sincerely,

James L. Simonton
Chairman of the Board

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 14, 2015

To Our Stockholders:

Core Molding Technologies, Inc. (the “Company”) will hold its 2015 Annual Meeting of Stockholders on May 14, 2015 at 9:00 a.m., Eastern Daylight Savings Time, at the Company’s corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228 for the following purposes:

1.	to elect six (6) directors to comprise the Board of Directors of the Company;

2.	to amend the Core Molding Technologies, Inc. 2006 Long-Term Equity Incentive Plan;

3.	to hold an advisory vote relating to the compensation of our named executive officers;

4.	to ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2015; and

5.	to consider and act upon other business as may properly come before the meeting and any adjournments or postponements of the meeting.

The foregoing matters are described in more detail in the Proxy Statement, which is attached to this notice. Only stockholders of record at the close of business on March 25, 2015, the record date, are entitled to receive notice of and to vote at the meeting.

We desire to have maximum representation at the meeting and respectfully request that you date, execute and promptly mail the enclosed proxy in the postage-paid envelope provided. You may revoke a proxy by notice in writing to the Secretary of the Company at any time prior to its use.

BY ORDER OF THE BOARD OF DIRECTORS

John P. Zimmer
Vice President, Secretary, Treasurer,
and Chief Financial Officer

April 9, 2015

CORE MOLDING TECHNOLOGIES, INC.
800 Manor Park Drive
Columbus, Ohio 43228
(614) 870-5000

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 14, 2015

To Our Stockholders:

Core Molding Technologies, Inc. (hereinafter referred to as the “Company”) is furnishing this Proxy Statement in connection with the solicitation by its Board of Directors of proxies to be used and voted at its annual meeting of stockholders, and at any adjournment of the annual meeting. The Company will hold its annual meeting on May 14, 2015, at its corporate headquarters, 800 Manor Park Drive, Columbus, Ohio at 9:00 a.m. Eastern Daylight Savings Time. The Company is holding the annual meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The cost of soliciting proxies will be borne by the Company.

The Company is first sending this Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting of Stockholders on or about April 9, 2015.

GENERAL INFORMATION

Solicitation

The Board of Directors of the Company (the “Board of Directors” or “Board” and individually, a “director” or “directors”) is soliciting the enclosed proxy. In addition to the use of the mail, directors and officers of the Company may solicit proxies, personally or by telephone. The Company will not pay its directors and officers any additional compensation for the solicitation.

In addition, Broadridge Financial Solutions, Inc. will conduct proxy distribution and tabulation on behalf of the Company. The Company will reimburse Broadridge Financial Solutions, Inc. for reasonable expenses incurred for these services. The Company also will make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy distribution material to beneficial owners of the common stock of the Company. The Company will reimburse those brokerage firms, custodians, nominees and fiduciaries for their reasonable expenses.

The Company will pay all expenses of the proxy distribution and tabulation. Except as otherwise provided, the Company will not use specially engaged employees or other paid solicitors to conduct any proxy solicitation.

Voting Rights and Votes Required

Holders of shares of the common stock of the Company at the close of business on March 25, 2015, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. On the record date, the Company had 7,666,080 shares of common stock outstanding.

Each outstanding share of common stock on the record date is entitled to one vote on all matters presented at the annual meeting. The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the annual meeting. No business, other than adjournment, can be conducted at the annual meeting unless a quorum is present in person or by proxy.

Abstentions will count as shares present in determining the presence of a quorum for a particular matter. Abstentions, however, will not count as votes cast in determining the approval of any matter by the stockholders. Broker non-votes are shares held of record by brokers or other nominees that are present in person or by proxy at the meeting, but are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine, such as ratification of the appointment of our independent registered public accounting firm. Proposals 1, 2, and 3 as referenced in the Company's Notice of Annual Meeting of Stockholders are considered to be non-routine, and Proposal 4 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm or other entity holding your shares, your brokerage firm or other entity holding your shares will not be permitted to vote your shares on Proposals 1, 2, and 3, and will be permitted to vote your shares on Proposal 4, at its discretion. Accordingly, the Company requests that you promptly provide your broker or other nominee with voting instructions if you want your shares voted for non-routine matters and to carefully follow the instructions your broker gives you pertaining to their procedures.

In the election of directors, each of the six directors will be elected by a plurality of votes cast by stockholders of record on the record date and present at the annual meeting, in person or by proxy. Cumulative voting in the election of directors will not be permitted.

Passage of the proposal to approve the amendment to the Core Molding Technologies, Inc. 2006 Long-Term Equity Incentive Plan requires the approval of a majority of the votes cast by the stockholders of record on the record date and present at the annual meeting in person or by proxy.

The advisory vote on the executive compensation requires the approval of a majority of the votes cast by the stockholders of record on the record date and present at the annual meeting, in person or by proxy.

The Company is seeking stockholder ratification of the appointment of its independent registered public accounting firm. While ratification is not required by law, the affirmative vote of a majority of the votes cast by stockholders of record on the record date and present at the annual meeting, in person, or by proxy, would ratify the selection of Crowe Horwath LLP (“Crowe Horwath”) as the independent registered public accounting firm for the current year.

Voting of Proxies

Shares of common stock represented by all properly executed proxies received prior to the annual meeting will be voted in accordance with the choices specified in the proxy. Unless contrary instructions are indicated on the proxy, the shares will be voted:

•	FOR the election as directors of the nominees named in this Proxy Statement until their successors are elected and qualified;

•	FOR the resolution to amend the Core Molding Technologies, Inc. 2006 Long-Term Equity Incentive Plan to extend the term for ten years;

•	FOR the resolution to approve the advisory vote for 2014 compensation of the named executive officers; and

•	FOR the ratification of the appointment of Crowe Horwath as the independent registered public accounting firm for the Company for the year ending December 31, 2015.

Management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth in this Proxy Statement. If, however, any other matter is properly presented to the stockholders for action, it is the intention of the holders of the proxies to vote at their discretion on all matters on which the shares of common stock represented by proxies are entitled to vote.

Revocability of Proxy

A stockholder who signs and returns a proxy in the accompanying form may revoke it at any time before the authority granted by the proxy is exercised. A stockholder may revoke a proxy by delivering a written statement to the Secretary of the Company that the proxy is revoked.

Annual Report

The Annual Report on Form 10-K for the year ended December 31, 2014 of the Company, which includes financial statements and information concerning the operations of the Company, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy solicitation materials.

Stockholder Proposals

Any stockholder who desires to present a proposal for consideration at the 2016 annual meeting of stockholders must submit the proposal in writing to the Company. If the proposal is received by the Company prior to the close of business on December 11, 2015, and otherwise meets the requirements of applicable state and federal law, the Company will include the proposal in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders. The Company may confer on the proxies for the 2016 annual meeting of stockholders discretionary authority to vote on any proposal, if the Company does not receive notice of the proposal by February 28, 2016.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 14, 2015

The Proxy Statement, proxy card, and Annual Report to stockholders, which includes the Form 10-K for the year ended December 31, 2014, are available at http://colsec.coremt.com.

OWNERSHIP OF COMMON STOCK

Beneficial Owners

The table below sets forth, to the knowledge of the Company, the only beneficial owners, as of March 25, 2015, of more than 5% of the outstanding shares of common stock of the Company.

Number of Shares of Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
GAMCO Asset Management Inc.	1,023,721(2)	13.4%
Gabelli Funds, LLC
GAMCO Asset Management Inc.
Teton Advisors, Inc.
Mario J. Gabelli
One Corporate Center
Rye, NY 20580

Dimensional Fund Advisors LP	602,084(3)	7.9%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746

FMR LLC	412,950(4)	5.4%
245 Summer Street
Boston, MA 02210

Kennedy Capital Management, Inc.	393,966(5)	5.1%
10829 Olive Blvd.
St. Louis, MO 63141

(1)
The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of (i) 7,666,080 shares of common stock outstanding on March 25, 2015.

(2)
The information presented is derived from Amendment No. 8 to Schedule 13D, as filed with the SEC on February 7, 2011 by Mario J. Gabelli and certain entities which he directly or indirectly controls or for which he acts as chief investment officer, including GGCP, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors Inc. According to the Schedule 13D filing, of these 1,023,721 shares of Common Stock, 430,300 shares are beneficially owned by GAMCO Asset Management, Inc., 330,000 shares are beneficially owned by Gabelli Funds, LLC, 256,421 shares by Teton Advisors Inc., and 7,000 shares are beneficially owned by Mario J. Gabelli. GGCP, Inc., as the parent company of GAMCO Investors, Inc., GAMCO Investors, Inc., as the parent company of the foregoing entities, and Mario Gabelli, as the majority stockholder of GGCP, Inc. may be deemed to have beneficial ownership of the 1,023,721 shares owned beneficially by Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors Inc. and, except as otherwise provided in the Schedule 13D filing, each entity has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be.

(3)
The information presented is derived from Amendment No. 1 to Schedule 13G, as filed with the SEC on February 5, 2015, by Dimensional Fund Advisors LP. According to the Schedule 13G filing, Dimensional Fund Advisors LP beneficially owns 602,084 shares of common stock of the Company, has sole voting power over 581,750 of those shares and sole dispositive power over the entire amount beneficially owned. Dimensional Fund Advisors is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)
The information presented is derived from Amendment No. 1to Schedule 13G, as filed with the SEC on February 13, 2015, by FMR LLC. According to the Schedule 13G filing, FMR LLC beneficially owns, has sole voting power and sole dispositive power of, 412,950 shares of common stock of the Company. Edward C. Johnson III is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson III, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson III nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management &Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(5)
The information presented is derived from Schedule 13G, as filed with the SEC on February 13, 2015, by Kennedy Capital Management, Inc. According to the Schedule 13G filing, Kennedy Capital Management, Inc. beneficially owns 393,966 shares of common stock of the Company, has sole voting power over 358,570 of those shares and sole dispositive power over the entire amount beneficially owned.

Management

The table below sets forth, as of March 25, 2015 the number of shares of common stock beneficially owned by each director of the Company, by each nominee for election as director of the Company, by each executive officer named in the Summary Compensation Table contained in this Proxy Statement, and by all directors, nominees and executive officers as a group. The information concerning the persons set forth below was furnished in part by each of those persons.

Number of Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)

Kevin L. Barnett	125,088(2)	1.6%
Thomas R. Cellitti	59,083(3)	*
James F. Crowley	32,502(4)	*
Ralph O. Hellmold	38,975(5)	*
Matthew E. Jauchius	10,421(6)	*
Stephen J. Klestinec	80,188(7)	1.3%
Terrence J. O’Donovan	57,636(8)	*
William R. Ringling	—	*
James L. Simonton	122,339(9)	1.6%
John P. Zimmer	18,733(10)	*
All directors, nominees and executive officers as a group (9 persons)	544,965	7.1%

* Less than 1% of the outstanding shares of common stock.

(1)
The “Percent of Class” computation is based upon the total number of shares beneficially owned by the named person or group divided by the sum of (i) 7,666,080 shares of common stock outstanding on March 25, 2015, and (ii) the number of shares of common stock, if any, as to which the named person or group has the right to acquire beneficial ownership within 60 days of March 25, 2015.

(2)
Includes: (i) 82,240 shares of common stock as to which Mr. Barnett has sole voting and investment power; (ii) 8,340 shares of common stock held by Mr. Barnett in the Core Molding Technologies, Inc. 401(k) Plan; and (iii) 34,508 shares of restricted stock subject to future vesting conditions.

(3)	Includes: (i) 55,294 shares of common stock as to which Mr. Cellitti has sole voting and investment power; and (ii) 3,789 shares of restricted stock subject to future vesting conditions.

(4)
Includes: (i) 31,502 shares of common stock as to which Mr. Crowley has sole voting and investment power; and (ii) 1,000 shares of common stock as to which Mr. Crowley shares voting and investment power with his wife.

(5)	Includes 38,975 shares of common stock as to which Mr. Hellmold has sole voting and investment power.

(6)	Includes: (i) 7,070 shares of common stock as to which Mr. Jauchius has sole voting and investment power; and (ii) 3,351 shares of restricted stock subject to future vesting conditions.

(7)
Includes: (i) 80,188 shares of common stock as to which Mr. Klestinec has sole voting and investment power. Mr. Klestinec retired as VP and Chief Operating Officer effective November 28, 2014; as such this amount is as of Mr. Klestinec’s retirement date.

(8)
Includes: (i) 35,775 shares of common stock as to which Mr. O'Donovan has sole voting and investment power; (ii) 6,948 shares of common stock held by Mr. O’Donovan in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; and (iii) 14,913 shares of restricted stock subject to future vesting conditions.

(9)	Includes 122,339 shares of common stock as to which Mr. Simonton has sole voting and investment power.

(10)
Includes: (i) 1,500 shares of common stock as to which Mr. Zimmer has sole voting and investment power; (ii) 1,150 shares of common stock held by Mr. Zimmer in the Core Molding Technologies, Inc. Employee Stock Purchase Plan; and (iii) 16,083 shares of restricted stock subject to future vesting conditions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the following persons to file initial statements of beneficial ownership on a Form 3 and changes of beneficial ownership on a Form 4 or Form 5 with the Securities and Exchange Commission and to provide the Company with a copy of those statements:

•	executive officers and directors of the Company; and

•	persons who beneficially own more than 10% of the issued and outstanding shares of common stock of the Company.

The Company believes that its executive officers, directors and greater than 10% beneficial owners complied with all applicable section 16(a) filing requirements for the year ended December 31, 2014.

DIRECTORS AND EXECUTIVE OFFICERS OF CORE MOLDING TECHNOLOGIES, INC.

The following biographies provide information on the background and experience of the persons nominated to become directors at the annual meeting and the executive officers of the Company. The Company is not aware of any family relationships among any of the following persons or any arrangements or understandings pursuant to which those persons have been, or are to be, selected as a director or executive officer of the Company, other than arrangements or understandings with directors or executive officers acting solely in their capacity as directors or executive officers.

Name	Age	Position(s) Currently Held

Kevin L. Barnett	52	President, Chief Executive Officer and Director
Thomas R. Cellitti	63	Director
James F. Crowley	68	Director
Ralph O. Hellmold	74	Director
Matthew E. Jauchius	45	Director
Terrence J. O’Donovan	55	Vice President Marketing and Sales
William R. Ringling	49	Vice President of Operations
James L. Simonton	74	Chairman of the Board of Directors
John P. Zimmer	50	Vice President, Secretary, Treasurer, and Chief Financial Officer

Kevin L. Barnett. Kevin L. Barnett joined the Company on April 1, 1997 and was elected Vice President, Secretary, Treasurer and Chief Financial Officer on April 24, 1997. Mr. Barnett served in this capacity until August 7, 2002, when he became Vice President-Manager Columbus Operations and Secretary. On May 15, 2005, Mr. Barnett was promoted to Vice President, Business Development. On January 3, 2006, Mr. Barnett was promoted to Group Vice President and then on January 1, 2007, Mr. Barnett was promoted to President and Chief Executive Officer. Mr. Barnett has served as a director of the Company since January 1, 2007. Mr. Barnett joined the Company after approximately five years of working with Medex Inc., a publicly held manufacturer and marketer of injection molded products used for medical and surgical applications. Mr. Barnett served as Vice President, Treasurer, and Corporate Controller of Medex Inc. from October 1995 through March 1997. He served as Vice President and Corporate Controller of Medex Inc. from May 1994 to October 1995 and as Assistant Treasurer from April 1992 to May 1994. Prior to joining Medex Inc., Mr. Barnett served as a certified public accountant with Deloitte & Touche LLP from August 1984 to April 1992. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Barnett should serve as a director because of his corporate management skills and experience, the key role Mr. Barnett plays in facilitating the communication and the flow of information between management and the directors on a regular basis and his experience in the plastics industry.

Thomas R. Cellitti. Thomas R. Cellitti has served as a director of the Company since February 10, 2000. Prior to his retirement from Navistar Inc. (“Navistar”) in 2013, Mr. Cellitti was the Senior Vice President of Integrated Reliability and Quality, for Navistar since 2008. Prior to such time, Mr. Cellitti served as Vice President and General Manager, Medium Truck from 2004 to 2008, as well as Vice President and General Manager, Bus Vehicle Center from 1991 to 2004 for Navistar. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Cellitti should serve as a director because of his in-depth insight and knowledge about manufacturing operations, quality, and business strategy as well as his extensive background in the engine, bus, medium and heavy duty truck industries.

James F. Crowley. James F. Crowley has served as a director of the Company since May 28, 1998 and is Chairman of the Audit Committee. Mr. Crowley is a private investor and Chairman and Managing Partner of the Old Strategic LLC, headquartered in Connecticut. Since October 2008, Mr. Crowley has served as a Director of Green Plains and is Chairman of its audit committee. From 1993 to 2006, Mr. Crowley was a founding partner and Chairman of the Strategic Research Institute LLC. From 1984 to 1992, Mr. Crowley served in various capacities with Prudential Securities, Inc., including President of Global Investment & Merchant Banking. Prior to joining Prudential Securities, Inc., Mr. Crowley was a First Vice President and Partner at Smith Barney, Harris Upham & Co. in its Investment Bank and Capital

Markets Division. Mr. Crowley has also served on the board of various private organizations and universities. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Crowley should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and insight into the role of serving as Chair of the Company’s Audit Committee.

Ralph O. Hellmold. Ralph O. Hellmold has served as a director of the Company since its formation on December 31, 1996. He was Managing Member of Hellmold & Co., LLC, an investment banking boutique specializing in mergers and acquisitions and working with troubled companies or their creditors until 2012, and is currently an investor. Prior to forming Hellmold & Co., LLC in 2004, Mr. Hellmold was president of Hellmold Associates which was formed in 1990, and Chairman of The Private Investment Banking Company which was formed in 1999. Prior to 1990, Mr. Hellmold was a Managing Director at Prudential-Bache Capital Funding, where he served as co-head of the Corporate Finance Group, co-head of the Investment Banking Committee and head of the Financial Restructuring Group. Prior to 1987, Mr. Hellmold was a partner at Lehman Brothers and its successors, where he worked in Corporate Finance since 1974 and co-founded Lehman’s Financial Restructuring Group. Mr. Hellmold is a Chartered Financial Analyst and has served as director, and on the audit committee, of other public corporations in the past. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Hellmold should serve as a director because of his extensive business, investment banking, finance and corporate management experience, as well as his in-depth understanding of the financial markets and strong background in mergers and acquisitions.

Matthew E. Jauchius. Matthew E. Jauchius has served as a director of the Company since January 1, 2013. Mr. Jauchius is Executive Vice President, Chief Marketing Officer for Nationwide. Mr. Jauchius is responsible for marketing, brand management, digital marketing, advertising, social media, multicultural marketing, sponsorships, research and analytics, customer advocacy, public relations and communications for all Nationwide companies. Mr. Jauchius was appointed as Senior Vice President, Chief Strategy Officer for Nationwide in 2009, where he was responsible for the development and integration of Nationwide’s strategic plans and initiatives across all brands, channels, and companies. Mr. Jauchius joined Nationwide in 2006. Mr. Jauchius previously served as Associate Principal at McKinsey & Company. Mr. Jauchius’ areas of focus included strategy and growth, marketing and sales, company turnarounds, and operational cost improvements, which included support to the automotive, agriculture and other manufacturing industries. Prior to McKinsey, Mr. Jauchius worked at Bank One and Ernst & Young. Mr. Jauchius is a Certified Public Accountant (inactive) in the State of Ohio. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Jauchius should serve as a director because of his in-depth insight and experience in marketing, strategy and business development.

Terrence J. O’Donovan. Terrence J. O’Donovan joined the Company and was elected to the position of Vice President, Marketing and Sales on January 1, 2009. Prior to joining the Company, Mr. O’Donovan was employed by Q3 Industries in Columbus, Ohio, where he held the position of Vice President of Sales and Marketing from 2006 to 2008 serving the OEM commercial vehicle, automotive, and general industrial markets. Prior to serving in that capacity at Q3 Industries, Mr. O’Donovan served as the Chief Operating Officer from 2003 to 2006. Mr. O’Donovan has also held operations and management positions at Hawk Corporation, The Auld Company and The Timken Company.

William R. Ringling. William R. Ringling joined the Company and was elected to the position of Vice President of Operations on November 17, 2014. Prior to joining the Company, Mr. Ringling was President and Chief Operating Officer of Dispensing Dynamic International, a private manufacturer of dispenser solutions. Mr. Ringling also previously served as General Manager and Director of Engineering for Nypro, Inc.; General Manager of the Trim Systems Business Unit at Lacks Enterprises; and held Quality Manager roles for Cambridge Industries, Mazda Motors USA Inc. and Kern-Liebers USA Inc. Mr. Ringling holds a PhD in Business Management with an emphasis in Organizational Leadership along with an MBA and a Bachelor’s degree in Business.

James L. Simonton. James L. Simonton has served as a director of the Company since May 19, 2010, and as Chairman of the Board of Directors since November 9, 2011. Mr. Simonton previously served as President and Chief Executive Officer of the Company from January 15, 2000 until his retirement on January 1, 2007 and as a director of the Company from May 28, 1998 to January 1, 2007. From January 1, 2007 through March 31, 2010, Mr. Simonton served as an advisor to our Board. From 1992 until December 31, 1999, Mr. Simonton served as the Vice President of Purchasing and Supplier Development for International Truck and Engine Corporation (now known as Navistar). In such capacity, Mr. Simonton was in charge of the purchasing of all production materials, in-bound and out-bound freight and logistics and the development of suppliers. Navistar is a significant customer of the Company. As a result of these and other professional experiences, the Board of Directors has concluded that Mr. Simonton should serve as a director because of his in-depth insight and knowledge about the Company’s markets and operations, as well as his extensive background in the medium and heavy duty truck industries.

John P. Zimmer John P. Zimmer joined the Company on November 4, 2013 and was elected to the position of Vice President, Treasurer, Secretary and Chief Financial Officer on November 5, 2013. Mr. Zimmer has more than 25 years of finance and accounting experience. Prior to joining the company, Mr. Zimmer was Chief Financial Officer of Parex Group USA, Inc., a division of Parex Group, a $1 billion manufacturer of construction materials, from 2010 to 2013. Mr. Zimmer also served as Chief Financial Officer of The Upper Deck Company, LLC from 2006 to 2010. Prior to that, Mr. Zimmer was Vice President of Finance for Cardinal Health Pyxis Products, and held senior management roles with SubmitOrder, Inc., Cardinal Health and Deloitte & Touche. Mr. Zimmer earned a Bachelor’s of Business Administration with a major in Accounting from The Ohio State University, and is also a Certified Public Accountant (inactive) in the State of Ohio.

CORPORATE GOVERNANCE

The Board of Directors — Independence

Of the directors who presently serve on the Company’s Board of Directors, the Board has affirmatively determined that each of Messrs. Cellitti, Crowley, Hellmold, Jauchius and Simonton meets the standards of independence under NYSE MKT LLC exchange listing standards. In making this determination, the Board of Directors considered all facts and circumstances the Board of Directors deemed relevant from the standpoint of each of the directors and from that of persons or organizations with which each of the directors has an affiliation, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships among others. In making this determination, the Board of Directors has relied upon both information provided by the directors and information developed internally by the Company in evaluating these facts.

Board Leadership Structure

The Chairman of the Board is a director and presides at meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Historically, the offices of Chairman of the Board and Chief Executive Officer have been separated. Such separation enables the Chairman to devote his time to managing the Board and the Chief Executive Officer to focus on the operations of the Company. The Company has no fixed policy with respect to separation of the offices of the Chairman of the Board and Chief Executive Officer; however, the Board believes it is in the best interests of the Company and its stockholders to separate these positions. James L. Simonton has served as the Company’s Chairman of the Board since November of 2011.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. The Board regularly reviews information regarding the Company’s operations and liquidity, as well as the related risks. The Board reviews and approves the Company’s annual operating, organizational and capital plans. The Compensation Committee reviews the Company's incentive compensation arrangements to determine whether they encourage excessive risk taking, and reviews the relationship between risk management policies and compensation, and evaluates compensation policies that could mitigate any such risk. The Audit Committee oversees the management of financial risks. The Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about risks through committee minutes and reports at Board meetings.

In addition to the risk oversight responsibilities described above, the Company’s Chief Executive Officer and Chief Financial Officer examine, on an annual basis, the compensation for all employees, including named executive officers. As part of this process, the Company’s Chief Executive Officer and Chief Financial Officer determined in 2014 that the Company’s policies and practices with respect to compensation do not create risks that are reasonably likely to have a material adverse effect on the Company.

The Compensation Committee, consisting of Messrs. Hellmold, Crowley, Simonton, and Cellitti, recommends to the Board of Directors compensation policies as it relates to the Company’s named executive officers and directors, and also considers the overall policies and practices utilized by senior management with respect to establishing compensation for all other employees. The Compensation Committee considers the risk assessments of the Company’s Chief Executive Officer and Chief Financial Officer as part of its duties to review and recommend the current compensation packages to the Board. The Compensation Committee believes that the Company’s policies and practices with respect to compensation are not reasonably likely to have a material adverse effect on the Company. In reaching the foregoing conclusions, both the Compensation Committee and the Chief Executive Officer and Chief Financial Officer assessed the risks associated with the Company’s compensation policies and practices. The basis for these conclusions included: (i) a consideration of the Company’s existing compensation programs, and the allocation between each primary component of compensation (base salary, annual profit sharing and long-term equity based compensation); and (ii) a consideration of the risks associated with the Company’s business, and whether the Company’s compensation policies and practices increased those risks. Based on the foregoing, the Compensation Committee recommended, and a majority of the independent members of the Board approved, the Company’s compensation programs, and in connection with such approval concluded that the risks associated with the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Board Meetings and Committees

The Board of Directors met five times during the year ended December 31, 2014. During that period, each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which each director served.

Compensation Committee

The Company has a Compensation Committee, which consists of Messrs. Hellmold (Committee Chair), Cellitti, Crowley, and Simonton, who are all deemed independent directors under NYSE MKT LLC listing standards. The Compensation Committee is governed by a charter which was adopted August 28, 2012. A copy of the Compensation Committee Charter is available on the Company’s website at www.coremt.com. In accordance with its written charter, the Compensation Committee performs the duty of reviewing, evaluating and making recommendations to the Board concerning the form and amount of compensation paid to the executive officers and directors of the Company, with a majority of directors who are independent under NYSE MKT LLC listing standards required to effect a decision.

All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Compensation Committee may also obtain analysis and advice from an external compensation consultant to assist with the performance of its duties under its charter. The Compensation Committee retained Mathews, Young - Management Consulting (“Mathews, Young”), a compensation and human resource firm, to assist in reviewing appropriate 2014 compensation programs. In this regard, Mathews, Young compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2014, there were no fees paid to Mathews, Young for services that were not related exclusively to executive or director compensation. The Compensation Committee has assessed the independence of Mathews, Young pursuant to Securities and Exchange Commission (“SEC”) rules and determined that Mathews, Young is independent and its work for the Compensation Committee does not raise any conflict of interest.

The Compensation Committee makes all recommendations regarding the Chief Executive Officer’s compensation, subject to ratification by the independent members of the Board, after consulting with its advisors, in executive session where no management employees are present. For the other executive officers, the Chief Executive Officer is asked by the Compensation Committee to conduct and present an assessment on the performance of those executive officers and on the Company’s performance, taking into account external market forces and other considerations. While the Chief Executive Officer and Chief Financial Officer attend Compensation Committee meetings regularly by invitation, all final deliberations are held, and all final recommendations are made, regarding executive compensation, by the Compensation Committee in executive session where no management employees are present. For additional information regarding the operation of the Compensation Committee, see “Compensation Discussion and Analysis” within this proxy statement. The Compensation Committee held two meetings during 2014.

Audit Committee

The Company has an Audit Committee, which consists of Messrs. Crowley (Committee Chair), Hellmold, Simonton, and Jauchius each of whom was “independent” as that term is defined under NYSE MKT LLC listing standards. The Board has determined that Mr. Crowley, Mr. Hellmold, and Mr. Jauchius each qualify as an “audit committee financial expert” as defined in Section 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission. The principal function of the Audit Committee is to review and approve the scope of the annual audit undertaken by the independent registered public accounting firm of the Company and to meet with them to review and inquire as to audit functions and other financial matters and to review the year-end audited financial statements. For a more detailed description of the role of the Audit Committee, see “Report of the Audit Committee” below. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent auditors prior to the public release of quarterly information. The Audit Committee is governed by a charter as most recently reaffirmed by the Board of Directors on March 12, 2015. A copy of the Audit Committee Charter is available on the Company’s website at www.coremt.com. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee met four times during the year ended December 31, 2014.

Nominating Committee

The Company has a Nominating Committee consisting of Messrs. Simonton (Committee Chair), Crowley, and Hellmold, each of whom are independent under NYSE MKT LLC listing standards. The principal function of the Nominating Committee is to recommend candidates for membership on the Board of Directors. A copy of the Nominating Committee Charter is available on the Company’s website at www.coremt.com. The Board’s Nominating Committee did not meet separately from the Board meetings that were held during 2014, but performed the necessary functions as the Nominating Committee during these meetings as necessary.

In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who possess knowledge in areas that are of importance to the Company. In addition, the Nominating Committee believes it is important that at least one director have the requisite experience and expertise to be designated as an “audit committee financial expert.” The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. While the Company does not have a formal diversity policy for Board membership, the Nominating Committee evaluates and measures those skills and accomplishments which should be possessed by a prospective member of the Board, including contribution of a diverse frame of reference that will enhance the quality of the Board’s deliberations and decisions. In addition, the Nominating Committee considers, among other factors, ethical values, personal integrity and business reputation of the candidate, his or her financial acumen, reputation for effective exercise of sound business judgment, strategic planning capability, indicated interest in providing attention to the duties of a member of the Board, personal skills in marketing, manufacturing processes, technology or in other areas where such person’s talents may contribute to the effective performance by the Board of its responsibilities.

The Nominating Committee will consider persons recommended by stockholders to become nominees for election as directors and subject to the procedural requirements set forth below, such recommendations will be evaluated in the same manner as other potential nominees. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee as detailed in Article III.D of the Nominating Committee Charter.

The Bylaws of the Company set forth procedural requirements pursuant to which stockholders may make nominations to the Board of Directors. The Board of Directors or the Nominating Committee may not accept recommendations for nominations to the Board of Directors in contravention of these procedural requirements.

In order for a stockholder to nominate a person for election to the Board of Directors, the stockholder must give written notice of the stockholder’s intent to make the nomination either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than fifty nor more than seventy-five days prior to the meeting at which directors will be elected. In the event that less than sixty days prior notice or prior public disclosure of the date of the meeting is given or made to stockholders, the Company must receive notice not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurred first.

The notice must set forth:

•	the name and address of record of the stockholder who intends to make the nomination;

•
a representation that the stockholder is a holder of record of shares of the capital stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age, business and residence addresses and principal occupation or employment of each proposed nominee;

•
a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons, naming such person or persons, pursuant to which the nomination or nominations are to be made by the stockholder;

•	other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the written consent of each proposed nominee to serve as a director of the Company if elected.

The Company may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director. The presiding officer of the meeting of stockholders may, if the facts warrant, determine that a stockholder did not make a nomination in accordance with the foregoing procedure. If the presiding officer makes such a determination, the officer shall declare such determination at the meeting and the defective nomination will be disregarded.

Corporate Development Committee

The Company has a Corporate Development Committee consisting of Messrs. Simonton (Committee Chair), Cellitti, Crowley, Hellmold, Jauchius, and Barnett. The primary function of the Corporate Development Committee is to manage the investigation, consideration and potential pursuit of possible acquisition transactions.

Executive Resources Committee

The Company has an Executive Resources Committee consisting of Messrs. Cellitti (Committee Chair), Jauchius and Simonton. The principal function of the Executive Resources Committee is to provide guidance to management regarding the Company’s hiring and succession planning processes.

Board Policies Regarding Communication with the Board of Directors and Attendance at Annual Meetings

Stockholders may communicate with the full Board of Directors, non-management directors as a group or individual directors, including the Chairman of the Board, by submitting such communications in writing to the Company’s Secretary, c/o the Board of Directors (or, at the stockholder’s option, c/o a specific director or directors), 800 Manor Park Drive, Columbus, Ohio 43228. Such communications will be delivered directly to the Board.

The Company does not have a policy regarding Board member attendance at the annual meeting of stockholders; however, all directors of the Company attended the 2014 annual meeting of stockholders.

Code of Ethics

The Company has adopted a Code of Conduct and Business Ethics which applies to all employees of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Company’s Board believes that the Code of Conduct and Business Ethics complies with the code of ethics required by the rules and regulations of the Securities Exchange Commission. A copy of the Company’s Code of Conduct and Business Ethics is available on the Company’s website at www.coremt.com.

Compensation Committee Interlocks and Insider Participation

During 2014, our Compensation Committee consisted of Messrs. Hellmold, Crowley, Simonton and Cellitti none of whom, during 2014 was an officer or employee of the Company, or had a relationship requiring disclosure under Item 404. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company, served as a director of another entity, one of whose executive officers served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of the Company or served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

EXECUTIVE COMPENSATION

Unless the context requires otherwise, in this Executive Compensation section, including the Compensation Discussion and Analysis and the tables which follow it, references to “we,” “us,” “our” or similar terms are to the Company and our subsidiaries.

Compensation Discussion and Analysis

This compensation discussion and analysis describes the following aspects of our compensation system as it applies to our named executive officers as described in the summary compensation table set forth below (the “named executive officers”):

•	Our compensation philosophy and objectives;

•	The means we employ to achieve our compensation objectives, including the establishment of total direct compensation and the mix within that compensation;

•	The elements of compensation that are included within total direct compensation as well as other compensation items in addition to total direct compensation; and

•	The reasons we have elected to pay these elements of compensation to achieve our compensation objectives and how we determine the amount of each element.

Compensation Philosophy and Objectives

Our compensation philosophy is focused on incentivizing executives through the use of base salary, annual profit sharing incentives and long-term equity based incentive compensation in order to attract, motivate, reward and retain executives.

The Board of Directors has established an articulated compensation philosophy with the following primary objectives:

•	Attract, retain and encourage the development of highly qualified and motivated executives;

•	Provide compensation that is competitive with our peers and defined marketplace;

•	Provide compensation on both an annual and long-term basis and in a fashion that aligns the interests of executives with those of our stockholders in order to create long-term stockholder value; and

•	Enhance the connection between our business results and the compensation of executives, linking a material portion of executive compensation with performance;

To this end, the objectives of our compensation philosophy puts a strong emphasis on correlating the long-term growth of stockholder value with management’s most significant compensation opportunities.

Means of Achieving Our Compensation Objectives

The three primary components of compensation for our named executive officers include base salary, annual profit sharing opportunity and long-term equity based incentive compensation. Our named executive officers also participate in our 401(k) plan and receive medical, dental, vision, short-term disability, long-term disability and life insurance benefits consistent with those benefits for our other corporate salaried employees.

Determination of Compensation

Our Compensation Committee reviews, evaluates and recommends compensation policies for our named executive officers. All of the Compensation Committee members are familiar with the standard compensation levels in similar industries, and are knowledgeable regarding the current trends for compensating executive officers. The Board of Directors is responsible for the final determination concerning compensation of named executive officers; provided, however, that the Chief Executive Officer is not involved in, and abstains from, all discussions and decisions regarding his compensation as an executive officer. During 2014, the Compensation Committee retained Mathews, Young - Management Consulting (“Mathews, Young”) to assist in the review of 2014 compensation programs. In this regard, Mathews, Young compiled competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies to be used to benchmark the appropriateness and competitiveness of our executive compensation. During 2014, there were no fees paid to Mathews, Young for services that were not related exclusively to executive or director compensation. The Compensation Committee has assessed the independence of Mathews, Young pursuant to Securities and Exchange Commission (“SEC”) rules and determined that Mathews, Young is independent and its work for the Compensation Committee does not raise any conflict of interest. The Compensation Committee also considered each named executive officer’s individual performance, the compensation objectives described above and peer group performance described below in determining compensation. Past stockholder advisory votes are taken into account by the Compensation Committee in determining compensation.

As part of its duty to review executive officer compensation programs, the Compensation Committee reviews and evaluates the Company’s equity incentive programs with consideration of the peer benchmark data and the Board’s overall compensation objectives. Stock grants are typically considered in May after the Company’s annual meeting. The Board made restricted stock grants to the named executive officers on May 16, 2014, May 15, 2013 and May 9, 2012 under the Long-Term Equity Incentive Plan.

Peer Group Analysis

To help facilitate the compensation review and to establish appropriate levels of compensation for directors and named executive officers, the Board retained Mathews, Young, a compensation and human resource firm, to compile competitive data for base salaries, non-equity compensation, and equity incentive awards from a peer group of companies. Because our market for executive talent is national, competitive data is reflective of the compensation levels of executives at companies of comparable size and complexity on both the local and national level. In addition, the information that is collected relates to companies with comparable manufacturing operations or geographic representation. The companies reviewed were publicly traded in the United States and had median sales of approximately $230 million. The data reviewed for these peer companies was derived from the publicly available SEC filings of these organizations. The companies comprising the peer group reviewed for establishing 2014 compensation levels were as follows:

RG Barry Corp	Ceco Environmental Corp	Commercial Vehicle Group
Compx International Inc.	Continental Materials Corp	Dorman Products, Inc.
Douglas Dynamics Inc.	Eastern Co.	Freightcar America
Gentherm Inc.	Manitex International	Material Sciences Corp.
Motorcar Parts of America Inc.	PGT Inc.	Shiloh Industries Inc
Sifco Industries	Strattec Security Corp.	Sun Hydraulics Corp.
Supreme Industries Inc.	Synalloy Corp.	Twin Disc Inc.
Universal Stainless & Alloy Products, Inc.

Each element of compensation and total compensation for each of the Company’s named executive officers for 2014 is set forth below, along with the peer group median data, prepared by Mathews, Young, for comparison purposes:

	Base Salary		Non-Equity Compensation		Equity Awards		Total Compensation
	Actual	Peer Group Median	Actual (1)	Peer Group Median	Actual	Peer Group Median	Actual	Peer Group Median
Kevin L. Barnett President and Chief Executive Officer	$452,884	$449,000	$427,887	$334,000	$255,000	$422,000	$1,135,771	$1,205,000
Terrence J. O’Donovan VP, Marketing and Sales	$218,942	$224,000	$214,933	$145,000	$102,500	$94,000	$536,375	$463,000
William R. Ringling VP, Operations(2)	$20,192	$235,000	$19,705	$134,000	$—	$164,000	$39,897	$533,000
John P. Zimmer VP, Secretary, Treasurer and Chief Financial Officer	$243,360	$240,000	$237,857	$118,000	$117,500	$148,000	$598,717	$506,000
Stephen J. Klestinec VP & Chief Operating Officer(3)	$297,692	$320,000	$280,800	$185,000	$150,000	$126,000	$728,492	$631,000

(1)	Amounts represent the sum of non-equity incentive plan compensation and all other compensation as reflected in the summary compensation table.

(2)	Mr. Ringling was hired on November 17, 2014 with a base salary of $210,000. Amounts reflected in the table are amounts earned for 2014. Peer group median is based on full year analysis.

(3)	Mr. Klestinec retired as VP and Chief Operating Officer effective November 28, 2014.

We used this competitive data to determine the applicable market median for executive compensation among the peer group, which serves as a benchmark for analyzing compensation for each of our executive positions. Non-equity compensation and equity awards can vary significantly from year to year in relation to the peer group, depending on the Company’s performance in relation to that of the peer group. In years of higher profitability, the profit sharing (non-equity compensation) and equity amounts awarded to our executive officers may exceed the corresponding market median amounts of our peer group. In contrast, during years of lower profitability the Company’s profit sharing and equity awards may fall below the corresponding market median amounts of our peer group. Therefore, we also considered the five year average peer group market medians for non-equity compensation and equity awards. The five year average non-equity compensation and equity awards for the Company’s named executives, as prepared by Matthews Young and reviewed by the Compensation Committee were 113% and 54%, respectively, of the five year average market medians of our peer group.

We believe reviewing the approximate market median amounts from our peer group is an appropriate guide for establishing our executive compensation, because we expect to achieve at least median performance and that result balances the cost of the compensation program with the expected performance.

While we target total compensation at the market median, an executive’s actual total compensation could vary significantly depending upon the relationship between our actual performance and the performance of our peer group, particularly in regard to non-equity compensation. If our results are well above the peer group performance, executives have the opportunity to earn compensation that is well above the relevant market median. Conversely, executives may earn compensation that is well below the relevant market median if our performance is well below peer group levels.

Compensation Mix

We compensated our named executive officers through a combination of base salary, the opportunity for annual profit sharing incentive compensation and long-term equity based incentive compensation. The amount of total direct compensation for our named executive officers is allocated among the various types of compensation in a manner designed to achieve our overall compensation objectives as described above. In 2014, the allocation was modified so that annual profit sharing and long-term equity based incentive components target 55% of the executive officers’ overall direct compensation with the remaining 45% relating to base salary. This change in compensation mix was achieved by increasing the value of annual restricted stock awards to executive officers’ to better align equity awards to the peer group median. Prior to 2014 this allocation was structured so that the annual profit sharing and long-term equity based incentive components targets 50% of the executive officers’ overall direct compensation taking into account the cyclical nature of the markets we serve with the remaining 50% relating to base salary.

In years of higher profitability, the profit sharing and long-term equity amounts awarded to our executive officers could result in a compensation mix of more than our target. In contrast, during years of lower profitability our compensation mix of profit sharing and long term equity amounts is lower than our target. The resulting compensation mix for our named executive officers for 2014 was approximately 58% annual profit sharing and long-term equity and 42% base salary. The resulting compensation mix for our named executive officers for 2013 was approximately 51% annual profit sharing and long-term equity and 49% base salary. The resulting compensation mix for our named executive officers for 2012 was approximately 53% annual profit sharing and long-term equity and 47% base salary. The Board considered the resulting compensation mix reasonable and appropriate in light of the performance achieved for each year.

Elements of Direct Compensation

Base Salary

We use base salaries to provide a predictable level of current income for our named executive officers. Our base salaries are designed to assist in attracting, retaining and encouraging the development of qualified executives. The amount of each executive’s annual base salary is based on that executive’s position, skills and experience, individual performance and the salaries of executives with comparable positions and responsibilities at peer companies. When establishing base salaries for our named executive officers, we do not take into account awards previously made, including equity-based awards under our long-term incentive plans or profit sharing incentives. Base salary adjustments are approved by the Board, based upon recommendations of the Compensation Committee, typically on an annual basis, and take into account the named executive officer’s individual performance and pay relative to other peer group companies.

The Compensation Committee typically reviews officer compensation on an annual basis. The last time the Compensation Committee reviewed base salaries was in May of 2014, with base salary adjustments effective June 1, 2014.

Profit Sharing Program

The Board has established an annual profit-sharing program (the “Profit Sharing Plan”) for all non-represented and salaried employees, including its named executive officers. This program is designed to align the interests of such individuals with those of our stockholders by directly tying profit sharing payments to our overall financial performance. This program has historically been used to create a profit sharing pool based upon fifty percent of our earnings before taxes (“EBT”) above a threshold established by the Board. This threshold is based upon 8% of the Company’s “adjusted assets.” Adjusted assets include total assets, plus the net present value of leased equipment, less cash, construction in process, deferred tax assets, intangible assets, and total debt. The intent of such threshold is to begin creating a profit sharing pool only after achieving a reasonable return on assets employed in the operations of the Company for our stockholders. The profit sharing pool is limited to a maximum of 20% of EBT.

The profit sharing threshold was $6,412,000, $5,636,000 and $5,418,000 in 2014, 2013 and 2012, respectively. The profit sharing pool was $3,631,000 for 2014, $2,475,000 for 2013, $3,039,000 for 2012, and was limited to 20% of EBT in each of these years.

Under the Profit Sharing Program, as approved by the Board, 30%, 26% and 30% of the profit sharing pools noted above were allocated to our named executive officers for 2014, 2013, and 2012, respectively, with the remaining amount of the pool allocated to all other participating employees. Our named executive officers receive no other cash bonus compensation, as the Board believes that the profit sharing program appropriately ties cash incentive compensation to Company performance (as measured by EBT) and is the most effective means of incentivizing our named executive officers and aligning the interests of such individuals with those of our stockholders.

Long-Term Stock-Based Compensation

The Board administers the Core Molding Technologies, Inc. 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) which replaced the Core Molding Technologies, Inc. Long-Term Equity Incentive Plan which expired on December 31, 2006. The 2006 Plan allows for the grant of incentive and nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance units and other awards. The Board also administers the Core Molding Technologies, Inc. 2002 Employee Stock Purchase Plan, as amended by the stockholders in 2013 (as amended, the “Stock Purchase Plan”). The Stock Purchase Plan provides eligible employees, including named executive officers, with the opportunity to acquire our common stock, and thereby develop a further incentive for such individuals to share in our future success and further link and align the personal interests of such individuals to those of our stockholders. The 2006 Plan and the Stock Purchase Plan are the primary methods for providing stock-based compensation to our named executive officers.

Restricted Stock. Pursuant to the 2006 Plan, the Board of Directors established a restricted stock program in May of 2006. The Compensation Committee reviews and considers equity incentive programs as part of its duty to review executive officer compensation programs.

In 2014, 2013 and 2012, the Board granted our named executive officers, directors and other key managers shares of restricted common stock pursuant to the 2006 Plan. To reinforce the commitment to long-term results and retain named executive officers, each restricted stock grant vests in three equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and accelerated vesting upon death, disability or “change-in-control” (as described in the 2006 Plan).

The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the recipient owns and retains shares of our common stock equal in value to 100% of the recipient’s base salary at the date of grant, if a named executive officer. Each recipient’s unvested stock grants may only account for up to 50% of the total ownership requirement. The stock ownership requirement is eliminated for participants upon the date of the recipient’s 60th birthday. The Board believes that this stock ownership requirement is a way to align more closely the interests of the named executive officers with those of the stockholders, giving such named executive officers a more vested stake in our long-term performance.

The Company has no established specific performance targets associated with restricted stock grants; however all restricted stock grants are subject to recipients’ meeting overall individual performance expectations. In 2014, restricted stock grants were calculated at 60% of annual base salary for the Chief Executive Officer and 50% of annual base salary for all other named executive officers. Prior to 2014, annual restricted stock grants were consistently calculated at 30% of each named executive officer’s annual base salary. Restricted stock grants are divided by the Company’s share price on the date the restricted stock grant is issued. The Board increased the value of restricted stock grants in 2014 to better align equity awards of our executive officers to the peer group median. At times, pro rata consideration is given to the date of hire for new named executive officers with respect to the grant date for restricted stock. The Company’s restricted stock grants are part of the overall compensation mix for named executive officers and the Board believes that the current restricted stock awards for each of the named executive officers helps to achieve the Company’s overall compensation objectives of incentivizing executives in order to attract, motivate and reward their efforts on behalf of the Company and its stockholders and sufficiently aligns the interests of the Company’s named executive officers with stockholders in order to achieve long-term growth.

Awards made to named executive officers in 2014, 2013 and 2012 were as follows:

	2014	2013	2012
Name	Restricted Stock Awards	Restricted Stock Awards	Restricted Stock Awards
Kevin L. Barnett	21,188	12,836	14,290
William R. Ringling(1)	—	—	—
Terrence J. O’Donovan	8,517	6,188	6,184
John P. Zimmer	9,763	6,320	—
Stephen J. Klestinec	12,464	9,331	10,221

(1)	Mr. Ringling was hired on November 17, 2014, which was after the annual restricted stock grants in May 2014.

In establishing the award levels for restricted stock grants in 2014, 2013 and 2012, the Board did not consider the equity ownership levels of the recipients or compensation previously paid, including prior stock-based awards that were fully vested. The Board’s primary focus in granting such restricted stock awards is to focus on retention of executives in light of prevailing competitive conditions and to motivate executives in ways that support our strategic direction.

Our current and intended future practice is to make restricted stock awards at the Board meeting held in conjunction with the annual meeting of stockholders. This meeting customarily is held in May, and this practice permits us to consider the prior-year results and future expectations when making new grants. From time to time, we also may grant awards in connection with new hires and promotions, at the time of those events.

Employee Stock Purchase Program. We maintain the Stock Purchase Plan, as referenced above, under which all of our employees, including our named executive officers, are permitted to participate. Accumulated employee elective payroll deductions are used to purchase shares of our common stock quarterly on or about February 1, May 1, August 1 and November 1 at a 15% discount to the average of the high and low trading price of the common stock on the NYSE MKT LLC on the date of purchase. The Board believes that this broad-based plan encourages stock ownership by all of our employees.

Other Elements of Compensation

Benefits

We provide our named executive officers with medical, dental, vision, short-term disability, long-term disability and life insurance benefits under the same programs used to provide benefits to our other corporate salaried employees.

401(k) Plan

We maintain a defined contribution tax-qualified retirement plan called the “Core Molding Technologies, Inc. 401(k) Retirement Savings Plan” (the “401(k) Plan”), which provides for broad-based employee participation, including for our named executive officers. The 401(k) Plan is designed to encourage savings for retirement, as we do not maintain a defined benefit plan that provides a specified level of income following retirement for named executive officers or other employees.

Under the 401(k) Plan, all of our eligible employees, including our named executive officers, may contribute earnings on a pre-tax basis to the 401(k) Plan up to the maximum limit then in effect under applicable law, and receive matching contributions from us that are subject to vesting over time. The matching contribution equals 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for disqualifying dispositions of incentive stock options and vesting of restricted stock awards). In addition, we make an automatic employer contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, we may make a retirement contribution based upon such participant’s base salary, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of base salary if such participant is age 45 or older. This contribution is subject to Board approval, and is made only if the participant is employed on the last day of the year.

We offer the 401(k) Plan because it provides our employees, including our named executive officers, with a way to save for retirement. We intend to evaluate the 401(k) Plan for competitiveness in the marketplace from time to time, but we do not anticipate taking the level of benefits provided into account in determining our executives’ overall compensation packages in the coming years.

Perquisites

In general, we believe that perquisites should not constitute a consequential portion of any named executive officer’s compensation. As a result, any perquisites received by the Company’s named executive officers were de minimis, and none of the Company’s named executive officers received perquisites in excess of $1,000.

Executive Severance Arrangements

We have entered into executive severance agreements with Messrs. Barnett, O’Donovan, Ringling, and Zimmer that specify payments in the event the executive officer’s employment is terminated after a change in control. We believe that such executive severance agreements serve to assure the stability and continuity of our executive officers upon the occurrence of any change in control event, as well as to assure the effectiveness of existing retention and incentive features of the Company’s compensation program. See further disclosure below under “Potential Payments Upon Change of Control or Termination” for more information.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held companies for compensation in excess of $1 million in any taxable year paid to the chief executive officer or the three next most highly compensated executive officers (excluding the chief financial officer). However, compensation in excess of $1 million is deductible if it meets the criteria for being “performance based” within the meaning of Section 162(m). Our stock option awards currently satisfy the conditions for being “performance based” under Section 162(m); however, time-based restricted stock awards and cash payments paid under our Profit Sharing Plan currently do not satisfy such conditions.

We generally endeavor to award compensation in a manner that satisfies the conditions for tax deductibility. However, we will not necessarily limit executive compensation to amounts deductible under Section 162(m), but rather intend to maintain the flexibility to structure our compensation programs so as to best promote our interests and the interests of our stockholders and best incentivize our executives, including our named executive officers.

Conclusion

Our compensation programs are designed and administered in a manner consistent with our executive compensation philosophy and objectives. Our programs emphasize the retention of key executives and appropriate rewards for results. Our Compensation Committee monitors these programs in recognition of the marketplace in which we compete for talent, and will continue to emphasize pay-for-performance and equity based incentive programs that reward our named executive officers for results that are consistent with our stockholders’ interests.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based upon our review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Compensation Committee

Ralph O. Hellmold, Chairman
Tom R. Cellitti
James F. Crowley
James L. Simonton

Summary Compensation Table

The table below summarizes the total cash and non-cash compensation paid or earned by each named executive officer for the years ended December 31, 2014, 2013 and 2012.

In May of 2014, the base salaries of the named executive officers of the Company were reviewed by the Compensation Committee of the Board of Directors, as described in the “Compensation Discussion and Analysis,” and were approved by the Board of Directors, with base salary adjustments effective June 1, 2014.

The Company has not entered into any employment agreements with any of the named executive officers although the Company has entered into certain executive severance agreements as further described below under “Potential Payments upon Change in Control or Termination.” Additional information related to each component of compensation for each named executive officer is provided above in the Compensation Discussion and Analysis.

Name and Principal Position		Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(3)	Total
	Year	($)	($)	($)	($)	($)	($)	($)	($)

Kevin L. Barnett	2014	452,884	—	255,000	—	407,087	—	20,800	1,135,771
President and Chief	2013	409,519	—	117,000	—	285,796	—	20,400	832,715
Executive Officer	2012	384,712	—	113,248	—	321,781	—	20,000	839,741

Terrence J. O’Donovan, Sr.	2014	218,942	—	102,500	—	196,802	—	18,131	536,375
Vice President,	2013	197,481	—	56,404	—	137,818	—	16,661	408,364
Marketing and Sales	2012	184,615	—	54,001	—	154,416	—	15,750	408,782

William R. Ringling Vice President,	2014	20,192	—	—	—	18,150	—	1,555	39,897
Operations	2013	—	—	—	—	—	—	—	—
	2012	—	—	—	—	—	—	—	—

John P. Zimmer Vice President, Secretary,	2014	243,360	—	117,500	—	218,751	—	19,106	598,717
Treasurer and Chief	2013	31,633	—	70,500	—	22,076	—	2,056	126,265
Financial Officer	2012	—	—	—	—	—	—	—	—

Stephen J. Klestinec Vice President &	2014	297,692	—	150,000	—	260,000	—	20,800	728,492
Chief Operating	2013	292,702	—	85,052	—	204,272	—	20,400	602,426
Officer(4)	2012	277,789	—	81,001	—	232,348	—	20,000	611,138

(1)
The amounts in the Stock Awards column reflect the aggregate fair value of performance-based restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote entitled “Stock Based Compensation” to the Company’s audited financial statements for the years ended December 31, 2014, 2013 and 2012, included in the Company’s Annual Reports on Form 10-K as filed with the Securities and Exchange Commission.

(2)
The amounts in the Non-Equity Incentive Plan Compensation column represent compensation paid to our named executive officers under the Company’s Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above. The amounts in this column were earned for the years ended December 31, 2014, 2013 and 2012 and were paid to each named executive officer in the year following the year earned. Each named executive officer received a portion of the executive officer profit sharing pool based upon the ratio of his base salary each year to the total base salaries for all named executive officers in the aggregate. For 2014, 2013 and 2012, the executive officer profit sharing pool totaled $1,100,790, $649,962 and $911,699, respectively.

(3)
Includes contributions by the Company to its 401(k) Plan for salaried employees. The Company makes contributions to its 401(k) Plan in several ways. These contributions are made on earnings up to annual limitations set by the Internal Revenue Service. The Company makes a matching contribution equal to 25% of the first 6% of earnings deferred by each participant to the 401(k) Plan, which includes all salary and wages that are subject to income tax withholding (except for disqualifying dispositions of incentive stock options and vesting of restricted stock awards). In addition, the Company makes an automatic employer retirement contribution equal to 3% of each participant’s base salary. This contribution is made for all eligible employees, regardless of whether they make any pre-tax contributions. Finally, if a participant is at least age 35, the Company may make a retirement contribution based upon such participant’s earnings, which equals 1.5% of such participant’s earnings if such participant is age 35 to 44, and 3.5% of earnings if such participant is age 45 or older. This contribution is normally made only if the participant is employed on the last day of the year. Matching contributions for the year ended December 31, 2014 were $3,900 for Messrs. Barnett, Klestinec, O’Donovan, $3,288 for Mr. Zimmer and $242 for Mr. Ringling. Retirement contributions during the year ended December 31, 2014 were $16,900 for Mr. Barnett and Mr. Klestinec, $14,231 for Mr. O’Donovan, $1,313 for Mr. Ringling and $15,818 for Mr. Zimmer. Matching contributions for the year ended December 31, 2013 were $3,825 for Messrs. Barnett, Klestinec, and O’Donovan. Retirement contributions during the year ended December 31, 2013 were $16,575 for Mr. Barnett and Mr. Klestinec, $12,836 for Mr. O’Donovan, and $2,056 for Mr. Zimmer. Matching contributions for the year ended December 31, 2012 were $3,750 for Messrs. Barnett, Klestinec and O’Donovan. Retirement contributions during the year ended December 31, 2012 were $16,250 for Mr. Barnett and Mr. Klestinec and $12,000 for Mr. O’Donovan.

(4)	Mr. Klestinec retired as Vice President and Chief Operating Officer effective November 28, 2014.

Grants of Plan-Based Awards

The following table summarizes the 2014 grants of equity and non-equity incentive plan-based awards to the named executive officers. All of these equity and non-equity incentive plan awards were granted under the 2006 Core Molding Technologies, Inc. Long-Term Equity Incentive Plan and the Core Molding Technologies, Inc. Profit Sharing Plan, as further described above in the “Compensation Discussion and Analysis.”

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($) (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	Grant Date	Threshold ($)	Target ($)	Maximum($)	Threshold (#)	Target (#)	Maximum(#)

Kevin L. Barnett			407,087
	5/16/14	—	—	—	—	—	—	21,188	—	—	255,000

Terrence J. O’Donovan, Sr.			196,802
	5/16/14	—	—	—	—	—	—	8,517	—	—	102,500

William R. Ringling(3)			18,150
	—	—	—	—	—	—	—	—	—	—	—

John P. Zimmer			218,751
	5/16/14	—	—	—	—	—	—	9,763	—	—	117,500

Stephen J. Klestinec(4)			260,000
	5/16/14	—	—	—	—	—	—	12,464	—	—	150,000

(1)
Represents amounts awarded under the Profit Sharing Plan for 2014 performance, as set forth in the Summary Compensation Table and further described above in “Compensation Discussion and Analysis.” The maximum and minimum thresholds are not applicable to the Profit Sharing Plan. Such compensation is paid to the named executive officers based upon the Company’s earnings levels for the year in excess of a base threshold, as described in the “Compensation Discussion and Analysis” section above, rather than upon the date of grant. Thus, the amounts in this column were earned for 2014 and were paid out to the named executive in 2015.

(2)
The Board of Directors awarded restricted stock grants in 2014 in accordance with the 2006 Plan. Restricted stock granted under the plan requires the individuals receiving the grants to acquire and maintain certain common stock ownership thresholds through age 60 and vest over three years or upon the date of each participant’s sixty-fifth birthday. All shares were granted based on a share price of $12.035 on May 16, 2014.

(3)	Mr. Ringling was hired on November 17, 2014, which was after the annual restricted stock grants in May 2014.
(4)	Mr. Klestinec retired as Vice President and Chief Operating Officer effective November 28, 2014.

Outstanding Equity Awards at December 31, 2014

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Kevin L. Barnett	—	—	—	—	—	34,508	483,112	—	—
Terrence J. O’Donovan, Sr.	—	—	—	—	—	14,913	208,782	—	—
William R. Ringling	—	—	—	—	—	—	—	—	—
John P. Zimmer	—	—	—	—	—	16,083	225,162	—	—
Stephen J. Klestinec (3)	—	—	—	—	—	—	—	—	—

(1)
All grants vest one-third each year after they are issued, assuming required stock ownership thresholds are met, as further described above in “Compensation Discussion and Analysis.” Mr. Barnett has met the ownership requirements of the plan for all unvested grants. Mr. O’Donovan has met the ownership requirements for all unvested grants except for the unvested portion of the 2014 grant. Mr. Zimmer has not yet met the ownership requirements for his unvested grants.

(2)
The market value of the restricted shares is based on the closing sales price of the Company’s common stock on the NYSE MKT LLC as of the last business day of the year ended December 31, 2014, which was $14.00 per share.

(3)	Mr. Klestinec retired as Vice President and Chief Operating Officer effective November 28, 2014 and had met all vesting requirements prior to his retirement.

The following table shows the number of shares of common stock acquired by the named executive officers upon the exercise of options and the vesting of restricted stock during 2014:

Options Exercised and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)(1)	($)(2)	(#)	($)(3)
Kevin L. Barnett	75,000	663,000	13,027	156,780
William R. Ringling	—	—	—	—
Terrence J. O’Donovan, Sr.	—	—	12,305	157,977
John P. Zimmer	—	—	—	—
Stephen J. Klestinec(4)	70,000	618,800	31,459	417,822

(1)
The options reflected in this column represent gross options exercised through a net settlement. The Company withheld 20,012 options from Mr. Barnett and 18,678 options from Mr. Klestinec for payment of the exercise price of the options exercised.

(2)
The value represents the difference between the exercise price and selling price of shares for options sold or the difference between the exercise price and the average of the high and low price on the date exercised for shares held by the executive officer.

(3)	Calculated using the average of the high and low stock selling price on the date shares vested.
(4)	Mr. Klestinec retired as Vice President and Chief Operating Officer effective November 28, 2014.

Potential Payments upon Change in Control or Termination

Payments upon a Termination in connection with a Change in Control

We have entered into an amended and restated executive severance agreement with each of our named executive officers that provides for certain benefits upon the occurrence of a change in control. The following describes and quantifies the payments that each named executive officer would receive if we had a change in control and such named executive officer’s employment was terminated following the change in control. The summaries assume that the change in control occurred on December 31, 2014 and the relevant stock price is the closing market price of our common stock on the NYSE MKT LLC on December 31, 2014, which was $14.00.

Under each executive severance agreement, upon a “change in control,” each named executive officer shall be entitled to continue to receive his then-current base salary for the remainder of the term of the agreement, as may be extended from time to time, as well as continuing to receive all benefits under any plans or programs in which the named executive officer then participates (including our Profit Sharing Plan, the 2006 Plan, Stock Purchase Plan, 401(k) Plan, vacation, dental, life, health and accident, disability or deferred compensation plans). A “change in control” is defined as any of the following: (a) the consummation of a reorganization, merger or other consolidation or sale of substantially all of our assets, resulting in less than 50% of the combined voting power of such resulting entity being held by the holders of our voting stock immediately prior to such transaction; (b) the filing of a beneficial ownership report disclosing that any person has become a beneficial owner of securities representing 50% or more of our voting stock; or (c) over a period of 2 consecutive years, the members of the board of directors in place at beginning of any such period cease to constitute a majority of the board, subject to certain circumstances.

In addition, if within the two-year period following a change in control, we terminate the employment of a named executive officer other than for “cause” (as described in the agreement) or for death or disability, or the named executive officer terminates his employment for “good reason” (as described in the agreement), each named executive officer shall be entitled to the following:

•	Full base salary earned through date of termination at the rate then in effect at the time notice for termination is given;

•
In lieu of any further salary payments for periods subsequent to the date of termination, a lump-sum payment equal to 2.99 times the sum of (a) the average of base salary as reported on such named executive officer’s W-2 form for the 5 calendar years prior to the year in which termination occurs and (b) the average of the cash profit sharing incentives earned by the named executive officer as reported on the named executive officer’s W-2 form for the 5 calendar years prior to the year in which such termination occurs; provided, however that the sum of the amounts in clauses (a) and (b) above shall not exceed 2.99 times of the base amount as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, or any successor provision; and

•	The immediate vesting of all unvested stock options, stock appreciation rights and restricted stock awards.

The payments that would have been made to the named executive officers, assuming a change in control and related termination occurred on December 31, 2014, are as follows:

	Lump Sum Payment	Value of Accelerated Restricted Stock Vesting	Total Value of Change in Control Severance
Name	($)	($)(1)	($)
Kevin L. Barnett	2,058,817	483,112	2,541,929
Terrence J. O’Donovan Sr.	1,024,076	208,782	1,232,858
William R. Ringling	1,192,305	—	1,192,305
John P. Zimmer	1,286,823	225,162	1,511,985

(1)	The amounts in Value of Accelerated Restricted Stock Vesting represent the value of all unvested restricted stock at December 31, 2014.

Payments upon a Termination not in connection with a Change in Control

Restricted Stock. Assuming the employment of a named executive officer was terminated due to death, disability, or retirement at age 65 as of December 31, 2014, each named executive officer would be entitled, under the 2006 Plan, to the amounts set forth under “Value of Accelerated Restricted Stock Vesting” in the table above. All named executive officers who terminate for any reason other than death, disability or retirement at age 65 shall forfeit all rights to any unvested restricted stock awards.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based incentive awards to attract and retain qualified candidates to serve on the Board of Directors. The Compensation Committee from time to time reviews the adequacy and competitiveness of the amount of the annual director’s fee, committee fees and meeting attendance fees and makes adjustments as it deems appropriate. As previously noted, the Board engaged Mathews, Young to complete a comprehensive compensation survey, which included peer group analysis of non-employee director compensation. In May 2014, the Compensation Committee reviewed this survey information. All committee fees and meeting attendance fees for the Board of Directors, Audit Committee and Compensation Committee remained the same for 2014. Committee fees were established for the Executive Resource Committee and Development Committee in 2014. Only non-employee directors receive director compensation.

The non-employee directors are compensated on an annual basis as follows:

Cash Compensation	Annual Compensation (paid quarterly)
Director Fee (excluding Chairman)	$40,000
Chairman Director Fee	$51,000
Audit Committee Chairman Fee	$4,000
Development Committee Chairman Fee	$4,000
Compensation Committee Chairman Fee	$2,000
Executive Resource Committee Chairman Fee	$2,000
Development Committee Fee	$4,000
Executive Resource Committee Fee	$1,000

The non-employee directors are also compensated for attendance for each scheduled meeting for the following committees:

Cash Compensation	Compensation per Meeting (paid quarterly)
Board of Directors Meeting(1)	$1,000
Audit Committee Meeting	$1,000
Compensation Committee Meeting	$1,000

(1)	Board of Directors attendance fees are only paid for regularly scheduled meetings.

In May 2014, the Board granted our non-employee directors shares of restricted common stock pursuant to the 2006 Plan. Each restricted stock grant vests in 3 equal installments over the next three (3) years following the date of the grant, with all restricted stock grants being fully time vested upon the date of the recipient’s 65th birthday and vesting accelerated upon death, disability or “change-in-control” (as described in the 2006 Plan). Awards made to directors (excluding Mr. Barnett who does not receive a separate restricted stock award in his capacity as a director) in 2014 were as follows:

Name	2014 Restricted Stock Awards (#)
Thomas R. Cellitti	2,210
James F. Crowley	2,210
Ralph O. Hellmold	2,210
Matthew E. Jauchius	2,210
James L. Simonton	4,420

The restricted stock grants also contained stock ownership vesting requirements, such that each restricted stock grant does not vest until the director owns and retains shares of our common stock equal in value to 100% of each director’s annual director fee. All non-employee directors have met this stock ownership requirement.

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended December 31, 2014.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name(1)	($)	($)(2)	($)	($)	($)	($)	($)
Thomas R. Cellitti	53,000	26,600	—	—	—	—	79,600
James F. Crowley	59,000	26,600	—	—	—	—	85,600
Ralph O. Hellmold	57,000	26,600	—	—	—	—	83,600
Matthew E. Jauchius	54,000	26,600	—	—	—	—	80,600
James L. Simonton	67,000	53,200	—	—	—	—	120,200

(1)
Kevin L. Barnett, the Company’s President and Chief Executive Officer during the year ended December 31, 2014 is not included in this table, as he was an employee of the Company and thus received no compensation for his services as a director. The compensation received by Mr. Barnett as an employee of the Company is shown above in the Summary Compensation Table.

(2)
The amounts in Stock Awards reflect the aggregate fair value of the performance-based restricted stock awards based on the fair value on the date of grant, in accordance with FASB ASC Topic 718, excluding the effects of estimated forfeitures. Assumptions used in the calculation of this amount are included in the footnote titled “Stock Based Compensation” to the Company’s audited financial statements for the year ended December 31, 2014, as included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2015.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four directors, none of whom is an employee of the Company. The Audit Committee is governed by a charter as reassessed and approved by the Board of Directors on March 12, 2015. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

During the year ended December 31, 2014, the Audit Committee met four times. The Audit Committee discussed the interim financial information contained in quarterly earnings announcements with both management and the independent registered public accounting firm prior to the public release of quarterly information.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Crowe Horwath a formal written statement describing all relationships between Crowe Horwath and the Company that might bear on Crowe Horwath’s independence consistent with Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” discussed with Crowe Horwath any relationships that may impact their objectivity and independence and satisfied itself as to their independence. The Audit Committee also discussed with management and Crowe Horwath the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with Crowe Horwath their audit scope and their identification of audit risks.

The Audit Committee discussed and reviewed with Crowe Horwath all communications required by auditing standards generally accepted in the United States of America, including those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T, and, with and without management present, discussed and reviewed the results of Crowe Horwath’s examination of the financial statements. Management also discussed with Crowe Horwath those matters required to be discussed under the regulations of the Securities and Exchange Commission and U.S. Public Company Accounting Oversight Board.

The Audit Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2014, with management and Crowe Horwath. Management has the responsibility for the preparation of the Company’s financial statements and Crowe Horwath has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

Audit Committee

James F. Crowley, Chairman
Ralph O. Hellmold
Matthew E. Jauchius
James L. Simonton

AUDIT FEES

The aggregate fees paid or accrued to Crowe Horwath for professional services rendered for the audit of the Company’s annual financial statements and the review of financial statements included in the Company’s quarterly report on Forms 10-Q were $190,800 and $148,100 for the years ended December 31, 2014 and 2013, respectively.

AUDIT RELATED FEES

No fees were paid or accrued to Crowe Horwath for assurance related services by Crowe Horwath for the years ended December 31, 2014 and 2013.

ALL OTHER FEES

The aggregate fees paid or accrued to Crowe Horwath for professional services rendered for the annual audit of the Company’s 401(k) plans were $22,500 and $21,750 for the years ended December 31, 2014 and 2013, respectively. There were no fees billed to the Company for tax related services by Crowe Horwath for the years ended December 31, 2014 and 2013.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since January 1, 2014 there has not been any transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any Board member, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest (as defined in Item 404 of Regulation S-K). It is our internal policy that all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended, be reviewed and approved by the Board of Directors. Under Item 404 of Regulation S-K, this requirement would generally apply to transactions exceeding $120,000 between us and any related persons.

LIMITATION ON OWNERSHIP

The Company’s Certificate of Incorporation and Bylaws contain certain provisions designed to discourage specific types of transactions involving an actual or threatened change of control of the Company. These provisions, which are designed to make it more difficult to change majority control of the Board of Directors without its consent, include the following:

Removal of Directors — This provision provides that a director of the Company may be removed with or without cause only upon the vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors.

Supermajority Approval — This provision requires that a merger and certain other transactions (as outlined in the Certificate of Incorporation) be approved by the affirmative vote of the holders of at least 66 2/3% of the then outstanding shares of the Company’s common stock. Such affirmative vote is required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified by law.

Amendments — This provision requires that any amendment to the provisions relating to the removal of directors be approved by the holders of at least 80% of the then outstanding shares of voting stock, and any amendment to provisions requiring the approval of the holders of at least 66 2/3% of the then outstanding shares of voting stock be approved by the holders of at least 66 2/3% of the then outstanding shares of voting stock.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Composition of the Board of Directors

At the annual meeting, the stockholders will elect six (6) directors to hold office until the election and qualification of their successors or until their earlier resignation, death, disqualification or removal from office.

The intention of the proxies is to vote the shares of common stock they represent for the election of Kevin L. Barnett, Thomas R. Cellitti, James F. Crowley, Ralph O. Hellmold, Matthew E. Jauchius and James L. Simonton, unless the proxy is marked to indicate that such authorization is expressly withheld. Each nominee is currently a member of the Board of Directors. All of the nominees have stated their willingness to serve and the Company is not aware of any reason that would cause any of the nominees to be unavailable to serve as a director should they be elected at the annual meeting. If any of the nominees should become unavailable for election, the proxies may exercise discretionary authority to vote for a substitute nominee proposed by the Board of Directors. Information with respect to the background and experience of each of the six nominees currently serving on the Board of Directors is set forth above under the heading “Directors and Executive Officers of Core Molding Technologies, Inc.”

Under Delaware law and the Bylaws of the Company, the stockholders will elect as directors the six (6) nominees receiving the greatest number of votes. The Company will count shares of common stock as to which voting authority is withheld for quorum purposes but will not count those shares toward the election of directors or toward the election of individual nominees specified in the form of proxy.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MESSRS. BARNETT, CELLITTI, CROWLEY, HELLMOLD, JAUCHIUS AND SIMONTON.

PROPOSAL NO. 2
AMENDMENT OF 2006 LONG-TERM EQUITY INCENTIVE PLAN

The Board of Directors is proposing an amendment to the 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) as described below.

Proposed Amendment to the 2006 Plan:

The Board of Directors has proposed to amend the 2006 Plan to extend the term of the 2006 Plan to December 31, 2025.

Reasons for the Proposed Amendment:

The ability to issue awards under the 2006 Plan will expire on December 31, 2015. Our Board of Directors desire to extend the 2006 Plan for an additional ten years in order to continue the objectives of the 2006 Plan which are in place to optimize the profitability and growth of the Company through incentives which are consistent with the Company’s goals and which link and align the personal interests of participants with an incentive for excellence in individual performance and to promote teamwork.

Material Features of the 2006 Plan:

The following is a summary of the main features of the 2006 Plan, as amended.

Overview. The 2006 Plan provides for the grant of incentive and nonqualified stock options, restricted stock, stock appreciation rights (“SARs”), performance shares, performance units and other incentive awards (individually, an “Award” or, collectively, “Awards”). No Award under the 2006 Plan may be granted after December 31, 2025. The maximum number of shares of common stock available to be issued under the 2006 Plan is three million (3,000,000). As of March 25, 2015, the Board has granted a total of 1,401,917 shares of stock awards pursuant to the 2006 Plan and a total of 1,598,083 shares remain available under the plan for future grant awards. The maximum number of shares of common stock (including SARs) for which certain individuals (including the Chief Executive Officer and certain other officers) may receive Awards is limited to 200,000 shares of common stock over a one-year period. The shares of common stock to be delivered under the 2006 Plan will be made available from authorized but unissued common stock or from common stock held in treasury. The common stock issued under the 2006 Plan is further subject to applicable tax withholding by the Company which, to the extent permitted by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be satisfied by the withholding of shares of common stock issuable under the 2006 Plan. The 2006 Plan contains customary provisions with respect to adjustments for stock splits and similar transactions and the rights of participants upon mergers and other business combinations.

Administration. The 2006 Plan provides that it is to be administered by the Compensation Committee or by any other committee appointed by the Board. The Compensation Committee has the discretion to select from among eligible employees those to whom Awards are granted and to determine the size and type of each Award, as well as the terms and conditions applicable to each Award. The Awards are subject to vesting according to vesting schedules established by the Compensation Committee. The Compensation Committee also has the sole and complete authority to interpret the provisions of the 2006 Plan. The Compensation Committee’s decisions are binding on the Company and the participants in the 2006 Plan. Key employees of the Company and any subsidiaries of the Company who can make substantial contributions to the successful performance of the Company are eligible to be granted Awards under the 2006 Plan. The Compensation Committee’s determinations of which eligible individuals are granted Awards and the terms thereof are generally based on each individual’s present and potential contribution to the success of the Company and its subsidiaries. Approximately ten employees and all non-employee directors currently participate in various portions of the 2006 Plan.

Stock Options. The Compensation Committee or the Board may grant both non-qualified stock options and incentive stock options to eligible employees. The exercise price of such options shall be at least equal to the fair market value of a share on the date the option is granted. In the case of an incentive stock option granted to a 10% stockholder of the Company, the exercise price may not be less than 110% of the fair market value of the common stock at the date of grant. The Compensation Committee also has broad discretion as to the terms and conditions under which options will be exercisable. Incentive stock options expire not later than ten years after the date on which they were granted (or five years in the case of an incentive stock option granted to a 10% stockholder of the Company). The exercise price of the options may be satisfied in cash or, in the discretion of the Compensation Committee, by exchanging shares of common stock owned by the optionee, or by a combination of the preceding.

Restricted Stock Awards. An award of restricted stock is an Award of shares of common stock that is subject to such restrictions as the Compensation Committee deems appropriate, including forfeiture conditions and restrictions on transfer for a period specified by the Compensation Committee. Awards of restricted stock may be granted under the 2006 Plan for or without consideration. Restrictions on restricted stock may lapse in installments based on factors selected by the Compensation Committee. The Compensation Committee, in its sole discretion, may waive or accelerate the lapsing of restrictions in whole or in part. Prior to the expiration of the restricted period, except as otherwise provided by the Compensation Committee, a participant who has been granted restricted stock has, from the date of grant, the rights of a stockholder of the Company in respect of such common stock, including the right to vote such common stock and to receive dividends and other distributions thereon, subject to the restrictions set forth in the 2006 Plan and in the instrument evidencing such Award.

The shares of restricted stock are held by the Company, or by an escrow agent designated by the Company, during the restricted period and may not be sold, assigned, transferred, pledged or otherwise encumbered until the restrictions have lapsed. The Compensation Committee has authority to determine the duration of the restricted period and the conditions under which restricted stock may be forfeited, as well as the other terms and conditions of such awards.

Performance Unit and Performance Share Awards. A performance unit or performance share award is an Award of a number of units/shares that represent the right to receive a specified number of shares of common stock or cash, or both, upon satisfaction of certain specified performance goals, subject to such terms and conditions as the Compensation Committee determines. Each performance unit shall have an initial value that is established by the Compensation Committee at the time of grant. Each Performance Share shall have an initial value equal to the fair market value of a share on the date of grant. Performance Awards are earned to the extent such performance goals established by the Compensation Committee are achieved over a period of time specified by the Compensation Committee. The Compensation Committee has discretion to adjust the performance goals as it deems equitable to reflect events affecting the Company or changes in law or accounting principles or other factors, and to determine the extent to which performance Awards that are earned may be paid in the form of cash, common stock or a combination of both.

Stock Appreciation Rights. The Compensation Committee, in its discretion, may grant SARs at any time and from time to time. The Compensation Committee may grant Freestanding SARs, Tandem SARs, or any combination of these forms of SARs. The Compensation Committee shall have complete discretion in determining the number of SARs granted to each participant and the terms and conditions pertaining to such SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in conjunction with an incentive stock option: (i) the Tandem SAR will expire no later than the expiration of the underlying incentive stock option; (ii) the value of the payout with respect to the Tandem SAR may be for no more than 100% of the difference between the then fair market value on the date of exercise of the common stock subject to such incentive stock option or portion thereof surrendered by the optionee, and the aggregate option exercise price of such common stock; and (iii) the Tandem SAR may be exercised only when the fair market value of the shares subject to the incentive stock option exceeds the option price of the incentive stock option. Freestanding SARs may be exercised upon whatever terms and conditions the Compensation Committee, in its sole discretion, imposes on them.

The terms of each Award are to be evidenced by a written instrument delivered to the participant. However, the term of any SAR shall not exceed ten years. Any SARs granted under the 2006 Plan may not be assigned or transferred except by will or the laws of descent and distribution.

Other Incentive Awards. Other Incentive Awards may be granted to participants in such amounts, upon such terms, and at any time and from time to time as shall be determined by the Compensation Committee. Each Other Incentive Award grant shall be evidenced by an award agreement that shall specify the amount of the Other Incentive Award granted and the terms and conditions applicable to such award. Except as otherwise provided in an award agreement, Other Incentive Awards may not be assigned or transferred except by will or the laws of descent and distribution.

Performance Measures. The performance measure(s) to be used for purposes of grants to named executive officers shall be chosen from among the following alternatives, as reported on the Company’s annual 10-K report:

•	Return on Assets, which equals net income divided by total assets

•	Return on Sales, which equals net income divided by net sales

•	Return on Equity, which equals net income divided by total equity

•	Cash Flow Return on Investment, which equals net cash flows divided by owners’ equity

•	Operating Income

•	Earnings Before Income Taxes, which equals net income plus taxes

•	Net Earnings, which equals net earnings as reported

•	Earnings Per Share

Amendment or Termination of the 2006 Plan. The 2006 Plan may be altered, amended, suspended or terminated at any time by the Board in whole or in part; provided, however, that no such alteration, amendment, suspension or termination may adversely affect an optionee’s or grantee’s rights under any Award theretofore granted under the 2006 Plan, except with the consent of such optionee or grantee.

Certain Federal Income Tax Consequences of the 2006 Plan.

Stock Options. When an optionee exercises a non-qualified stock option, the difference between the option price and any higher fair market value of the shares of common stock, generally on the date of exercise, will be ordinary income to the optionee and generally will be allowed as a deduction for federal income tax purposes to the Company. Any gain or loss realized by an optionee on disposition of the common stock acquired upon exercise of a non-qualified stock option generally will be capital gain or loss to such optionee, long-term or short-term depending on the holding period, and will not result in any additional tax consequences to the Company. The optionee’s basis in the common stock for determining gain or loss on the disposition will be the fair market value of such common stock determined generally at the time of exercise.

When an optionee exercises an incentive stock option while employed by the Company or a subsidiary or, to the extent permitted under the specific provisions of the 2006 Plan, within three months (one year for death or disability) after termination of employment, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of the common stock acquired upon such exercise over the option exercise price will be an adjustment to taxable income for purposes of the federal alternative minimum tax applicable to individuals. If the shares of common stock acquired upon exercise of the incentive stock option are not disposed of prior to the expiration of one year after the date of acquisition and two years after the date of grant of the option, the excess (if any) of the sales proceeds over the aggregate option exercise price of such shares of common stock will be long-term capital gain, but the employer will not be entitled to any tax deduction with respect to such gain. Generally, if the shares of common stock are disposed of prior to the expiration of such periods (a “disqualifying disposition”), the excess of the fair market value of such common stock at the time of exercise over the aggregate option price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such disqualifying disposition (and the Company will generally be entitled to a federal income tax deduction in like amount). Any gain realized by the optionee as a result of a disqualifying disposition that exceeds the amount treated as ordinary income will be capital in nature, long-term or short-term depending on the holding period. If an incentive stock option is exercised more than three months (one year after death or disability) after termination of employment, the tax consequences are the same as described above for non-qualified options.

Restricted Stock. In the absence of an election by a participant pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), the grant of restricted common stock will not result in taxable income to the participant or a deduction for the Company in the year of grant. The value of such restricted common stock will be taxable to the participant in the year in which the restrictions lapse. Alternatively, a participant may elect to treat as income in the year of grant the fair market value of the restricted common stock on the date of grant pursuant to Section 83(b) of the Code, by making the election within 30 days after the date of such grant. If such an election were made, such participant would not be allowed to deduct at a later date the amount included as taxable income if he or she should forfeit the restricted common stock to the Company. The Company will generally be entitled to a federal income tax deduction equal to the amount of ordinary income recognized by the participant in the year such income is recognized. Prior to the lapse of restrictions, dividends paid on the common stock subject to such restrictions will be taxable to the participant as additional compensation in the year received free of restrictions, and the Company will be allowed a corresponding federal income tax deduction.

SARS. A participant is not taxed upon the grant of SARs. Rather, participants will generally be taxed upon the exercise date, at ordinary income tax rates, on the amount of cash received and the fair market value of any shares of common stock received. However, if the sale of shares of common stock could subject a participant to liability under Section 16(b) of the Exchange Act, such participant generally will not recognize ordinary income with respect to such common stock until the participant is no longer subject to such liability, at which time the participant will recognize ordinary income in an amount equal to the fair market value of the shares of common stock on such date.

Special Rules. Special rules apply to a participant who is subject to Section 16(b) of the Exchange Act. Certain additional special rules apply if the exercise price for a stock option is paid in shares of common stock previously owned by the optionee rather than in cash and if the Award is held, following the death of a participant, by the executors of the participant’s estate.

Other Matters.    The 2006 Plan is designed so that particular Awards may comply with Section 162(m) of the Code. Section 162(m) of the Code prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation’s fiscal year and the three most highly compensated officers of the corporation, other than the chief executive officer and the chief financial officer, at the end of the corporation’s fiscal year who receive compensation in excess of $100,000. The $1 million compensation deduction limitation does not apply to “performance-based compensation”. To the extent that any Award is designed to comply with Section 162(m) of the Code, the Compensation Committee shall satisfy the requirements contained in Section 1.162-27(c)(4) of the final regulations promulgated by the Internal Revenue Service under Section 162(m) (the “Final Regulations”). The Final Regulations set forth a number of additional provisions which compensatory plans must contain if the compensation paid thereunder is to qualify as “performance-based” for purposes of Section 162(m).

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE AMENDMENT TO THE 2006 LONG-TERM EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you the opportunity to vote on a non-binding advisory resolution to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to SEC rules. This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures. Stockholders are asked to vote on the following resolution:

RESOLVED, that the compensation of the named executive officers, as disclosed in the proxy statement for the Company’s 2015 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, is hereby approved.

We understand that executive compensation is an important matter for our stockholders. Our executive compensation philosophy and practice continues to be to pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

This proposal, commonly known as the “say-on-pay” proposal, gives you the opportunity to express your view. This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation policies and practices with respect to our named executive officers as described in this proxy statement. It is our current intent to provide you with this advisory vote annually, with the next vote occurring in 2016.

While this vote is advisory and will not be binding on the Company or the Board, it will provide valuable information to our Compensation Committee regarding stockholder sentiment about our executive compensation. We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Board of Directors – Communicating with Directors.”

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed the firm of Crowe Horwath to audit the financial statements of the Company for the year ending December 31, 2015. Crowe Horwath has been the Company’s independent auditor since August 2009. The Company expects a representative of Crowe Horwath to attend the annual meeting. The Company will provide the representative with an opportunity to make a statement if he or she desires to do so. The Company expects that the representative will be available to respond to appropriate questions.

The Company is presenting the appointment of Crowe Horwath as independent registered public accounting firm for ratification at the annual meeting. While ratification by stockholders of this appointment is not required by law or the Certificate of Incorporation or Bylaws of the Company, the Board believes that such ratification is desirable. In the event this appointment is not ratified by a majority vote of stockholders, the Board of Directors will consider that fact when it appoints an independent registered public accounting firm for the next fiscal year. The Board has adopted policies requiring the Audit Committee to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. All auditing services and non-audit services provided by Crowe Horwath for the year ended December 31, 2014 have been approved by the Audit Committee.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE HORWATH.

OTHER MATTERS

The management of the Company and the Board of Directors of the Company know of no matters to be brought before the annual meeting other than as set forth above. If, however, any other matters are properly presented to the stockholders for action, it is the intention of the persons named in the proxy to vote at their discretion on all matters on which the shares of common stock represented by such proxies are entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS

James L. Simonton
April 9, 2015	Chairman of the Board

CORE MOLDING TECHNOLOGIES, INC.
Attn: INVESTOR RELATIONS
800 MANOR PARK DRIVE
COLUMBUS, OH 43228-0183

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Savings Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Savings Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	
	CONTROL # → 0000000000000000
	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Kevin L. Barnett 02 Thomas R. Cellitti 03 James F. Crowley 04 Ralph O. Hellmold 05 Matthew E. Jauchius
06 James L. Simonton

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000240443_1 R1.0.0.51160

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Annual Report, Proxy Statement and Proxy Card
are available at http://colsec.coremt.com.

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

CORE MOLDING TECHNOLOGIES, INC.
THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders
To be held on May 14, 2015

The undersigned stockholder appoints Kevin L. Barnett and John P. Zimmer, as proxies with full power of substitution, to vote the shares of voting securities of Core Molding Technologies, Inc. (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters, 800 Manor Park Drive, Columbus, Ohio 43228, on May 14, 2015, at 9:00 a.m., Eastern Daylight Savings Time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxies are instructed to vote as directed on the reverse side.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000240443_2 R1.0.0.51160